CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Worldwide Petromoly, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated October 4, 1996, relating to the financial statements of Ogden, McDonald & Company (the "Company") for the year ended June 30, 1996; and our report dated May 8, 1996 (except as to Notes 1,2,3 and 7 as to which the date is October 4, 1996), relating to the financial statements of Worldwide Petromoly Corporation for the year ended December 31, 1995; appearing in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1996.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                /s/ BDO Seidman, LLP
                                    BDO SEIDMAN, LLP

Houston, Texas
November 12, 1996